Green Thumb Industries Announces Amendment to Brand Transactions with RYTHM, Inc.

CHICAGO and VANCOUVER, British Columbia, April 1, 2026 (GLOBE NEWSWIRE) – Green Thumb Industries Inc. (“Green Thumb” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RISE Dispensaries, today announced amendments to its brand licensing agreements with wholly-owned subsidiaries of RYTHM, Inc. (“RYTHM” or “RYM”) (Nasdaq: RYM).

Effective April 1, 2026, GTI Core, LLC ("GTI Core"), an indirect wholly-owned subsidiary of the Company, has amended its existing Trademark and Recipe License Agreements with VCP IP Holdings, LLC and MC Brands LLC, both wholly-owned subsidiaries of RYTHM. Under the amended agreements, licensing fees transition from revenue-based fees to recurring fixed fees of $70 million cash per year collectively for the license rights to RYTHM Premium Cannabis, incredibles, Beboe, Dogwalkers, Doctor Solomon's, &Shine, and Good Green. Fees are payable in monthly installments and subject to an annual increase equal to two times a Consumer Price Index-based escalator. No other terms were changed.

“As a significant shareholder in RYTHM, Green Thumb shareholders are positioned to benefit from RYTHM’s long-term growth and value creation,” said Founder, Chairman and Chief Executive Officer Ben Kovler. “Green Thumb has grown and scaled these brands for more than a decade, and we remain as committed as ever to expanding their reach.”

About Green Thumb Industries

Green Thumb Industries Inc. (“Green Thumb” or the “Company”) is a leading national cannabis consumer packaged goods company and retailer headquartered in Chicago, Illinois. The company manufactures and distributes a portfolio of branded cannabis products, some of which are licensed, including RYTHM, Dogwalkers, incredibles, Beboe, &Shine, Doctor Solomon’s and Good Green. Green Thumb also owns and operates RISE Dispensaries, a rapidly growing national retail chain with over 100 locations. Green Thumb serves millions of patients and customers each year with a mission to promote well-being through the power of cannabis while giving back to the communities it serves. Established in 2014, Green Thumb has manufacturing facilities and retail stores across 14 U.S. markets, employing approximately 5,000 people. More information is available at www.gtigrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements which may constitute “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” or similar expressions and include information regarding the potential conversion of the Notes and the Pre-Funded Warrants. Forward-looking information used in this press release includes statements relating to the fulfillment of future obligations under the various agreements disclosed herein. The forward-looking information in this news release is based upon the expectations of future events which management believes to be reasonable. Any forward-looking information speaks only as of the date on which it is made, and, except as required by law, Green Thumb does not undertake any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise. The forward-looking information in this news release is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied. When considering these forward-looking statements, readers should keep in mind the risk factors and other cautionary statements in Green Thumb’s public filings with the applicable securities regulatory authorities, including with the U.S. Securities and Exchange Commission on its website at www.sec.gov and with Canada’s SEDAR+ at www.sedarplus.ca, as well as on Green Thumb’s website at https://investors.gtigrows.com, including in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Related Party Disclosure

The Company is a related party of RYTHM by virtue of its indirect ownership of RYTHM. Pursuant to Canadian Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), the transaction contemplated by the Purchase Agreement is a “related party transaction”. The Company is exempt from certain requirements of MI 61-101 in connection with the Purchase Agreement in reliance on sections 5.5(a) and 5.7(1)(a) of MI 61-101, as the aggregate value of the transaction does not exceed

Green Thumb Industries Inc.

25% of the market capitalization of the Company. Further details will be included in the Company’s material change report to be filed with the applicable Canadian securities regulatory authorities within the prescribed time. Such material change report will not be filed more than 21 days prior to closing of the transaction contemplated by the Purchase Agreement due to the timing of the announcement and closing occurring in less than 21 days.

Investor Contacts:

Andy Grossman
EVP, Capital Markets & Investor Relations
InvestorRelations@gtigrows.com
310-622-8257

Media Contact:
GTI Communications
media@gtigrows.com

Source: Green Thumb Industries Inc.